Exhibit 4.7

Execution Version

EQUITY HOLDERS’ AGREEMENT

This EQUITY HOLDERS’ AGREEMENT (this “Agreement”) is made as of August 10, 2020 (the “Effective Date”), by and among LianBio, an exempted company organized under the laws of the Cayman Islands (the “Parent” or “LianBio”), LianBio Cardiovascular, an exempted company organized under the laws of the Cayman Islands and a wholly-owned subsidiary of the Parent, (the “Company”) and MyoKardia, Inc., a corporation organized and existing under the laws of the State of Delaware (“MyoKardia”, together with the Parent, the “Equity Holders”, and individually, a “Equity Holder”).

RECITALS

WHEREAS, pursuant to the exclusive license agreement (the “License Agreement”) dated as of the date hereof between MyoKardia and LianBio Licensing, LLC, a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of the Parent (“Licensee”), Licensee agrees to procure the Company to issue to MyoKardia one or more warrants to purchase such number of ordinary shares of the Company (“Ordinary Shares”), subject to the terms and conditions set forth in this Agreement.

WHEREAS, as partial consideration to MyoKardia under the License Agreement, the Company shall issue to MyoKardia a warrant to acquire a number of Ordinary Shares

WHEREAS, the parties hereto desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the Securities (as defined below) that MyoKardia owns or may hereafter acquire, and to provide for certain rights and obligations in respect thereof.

NOW, THEREFORE, in consideration of the premises and of the terms and conditions contained herein, the parties hereto agree as follows:

1. Definitions

In this Agreement, the following words and expressions shall have the following meanings:

1.1 “Affiliate” means with respect to any Person, any Person that directly or indirectly is controlled by or controls the first Person, for as long as such control exists. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of a majority of voting securities, by contract or otherwise.

1.2 “Agreement” means this Equity Holders’ Agreement.

1.3 “Business Day” means a weekday on which banks are open for general banking business in the Cayman Islands, New York, USA, San Francisco, USA and Shanghai, China.

1.4 “Change of Control” has the meaning ascribed to it in the License Agreement.

1.5 “Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

1.6 “Deemed Liquidation Event” means any of the following events: (i) any consolidation, amalgamation, scheme of arrangement or merger of any Group Company with or into any other Person (other than an Affiliate of such Group Company) or other reorganization in which the members or shareholders of such Group Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than fifty percent (50%) of the surviving entity’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which such Group Company is a party in which in excess of fifty percent (50%) of such Group Company’s voting power is transferred, other than to an Affiliate of such Group Company; (ii) a sale, transfer, lease or other disposition of all or substantially all of the assets of the Group Companies, taken as a whole (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of the Group Companies, taken as a whole), other than to an Affiliate of such Group Company; or (iii) the exclusive licensing of all or substantially all of the Group Companies’ Intellectual Property, taken as a whole, to a third party (other than an Affiliate of the Company). Notwithstanding the foregoing, a Deemed Liquidation Event shall not include any transaction or series of transactions pursuant to a bona fide equity financing of any Group Company. Solely for the purpose of the definition of “Deemed Liquidation Event”, “Affiliate” has the meaning given to such term in the Amended and Restated Shareholders Agreement, dated October 16, 2019, among the Parent and certain other parties thereto.

1.7 “Group Company” means each of the Company and its Subsidiaries.

1.8 “Indebtedness” means, with respect to any Person, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire or otherwise acquire for value any equity securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

1.9 “Initial Offering” means the consummation of any underwritten initial public offering and listing of the ordinary shares of the Parent or any of its subsidiaries (or the securities of such vehicle incorporated for the purpose of such public offering) on a securities exchange approved by the board of directors of the Parent and/or such subsidiary of the Parent (as applicable).

1.10 “Person” means an individual, a corporation, a company, an association, a partnership, a trust or estate, a government or any agency or subdivision thereof, or any other entity whatsoever.

1.11 “PFIC” means the passive foreign investment company for U.S. federal income tax purposes.

1.12 “Securities” means the Warrant, and the Ordinary Shares issuable or issued upon exercise of the Warrant.

1.13 “Subsidiary” means, with respect to any given entity, any other entity that is controlled directly or indirectly by such given entity. For the purpose of this definition, “control” means the power or authority, whether exercised or not, to direct the business, management and policies of any specified entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such entity or power to control the composition of a majority of the board of directors of such Person.

1.14 “Transaction Documents” means this Agreement, the Warrant, the License Agreement, and the Amended and Restated Option Agreement dated as of the date hereof among the parties hereto.

1.15 “Warrant” means the warrant to acquire a number of Ordinary Shares issued by the Company to MyoKardia on as of the date hereof.

2. Board of Directors of the Parent.

2.1 Board Composition. The Parent agrees that, for so long as MyoKardia (including any of its Affiliates) continues to hold Securities representing at least five percent (5%) or more of the equity securities of the Company (calculated on an as-converted and fully-diluted basis), MyoKardia shall have the right to designate one individual (the “MyoKardia Parent Director”), who shall initially be Tassos Gianakakos, to serve as a member of the board of directors of the Parent (the “Board”), subject to the prior approval of Perceptive Advisors, LLC, and such MyoKardia Parent Director shall be eligible to serve as a member of any committee of the board of directors of the Parent.

2.2 Re-Election of Board Member. The Parent agrees that, unless MyoKardia otherwise advises the Parent prior to any election of directors, the director previously designated by MyoKardia and then serving shall be reelected if still eligible to serve as provided herein.

2.3 Removal and Filling of Vacancy. The Parent agrees that:

(a) no MyoKardia Parent Director may be removed from office unless (i) such removal is directed or approved by MyoKardia, or (ii) MyoKardia is no longer entitled to designate a MyoKardia Parent Director pursuant to Section 2.1 of this Agreement;

(b) any vacancies created by the resignation, removal or death of a MyoKardia Parent Director designated pursuant to Section 2.1 shall be filled pursuant to the provisions of Section 2.1; and

(c) upon the written request of MyoKardia at any time, the MyoKardia Parent Director designated by MyoKardia pursuant to Section 2.1 shall be removed or replaced.

2.4 Appointment of Financial Advisor. Notwithstanding anything to the contrary in any other arrangement or agreement among the Parties and/or any other person, whenever the valuation of the Parent or any of its subsidiaries needs to be conducted, the Parent shall engage an independent reputable international investment bank or other kind of financial advisor appointed in good faith by the Board for such purpose.

3. Board of Directors of the Company. The Company agrees that, if and when there is a board of directors of the Company and for so long as MyoKardia (including any of its Affiliates) continues to hold Securities representing at least five percent (5%) or more of the equity securities of the Company (calculated on an as-converted and fully-diluted basis), MyoKardia shall have the right to designate one individual (the “MyoKardia Company Director”) to serve as a member of the board of directors of the Company, and such MyoKardia Company Director shall be eligible to serve as a member of any committee of the board of directors of the Company. Section 2.2 and Section 2.3 shall apply mutatis mutandis to the re-election and the removal and filling of vacancy of the MyoKardia Company Director, respectively.

4. Protective Provisions.

4.1 In addition to any other vote or consent required in the applicable entity’s articles of association or by any applicable law, for so long as MyoKardia holds any Securities of the Company, no Group Company may take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Parent shall procure each Group Company not to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved by the holders of more than fifty percent (50%) of the voting power of the then total-issued and outstanding Shares of the Company (including, for purposes of this calculation, the Securities) (the “Requisite Holders”):

(a) consummate any liquidation, dissolution or winding up of any Group Company or a Deemed Liquidation Event;

(b) declare or pay any dividends or distributions on any equity securities of any Group Company;

(c) re-domicile any Group Company to any jurisdiction other than such entity’s original jurisdiction of incorporation or any tax-motivated re-organization or restructuring of the ownership structure of the Group Companies;

(d) amend, alter or repeal any provision of the organizational documents of any Group Company so as to alter or change the powers, preferences or special rights of the ordinary shares of such Group Company in a manner different from other classes or series of equity securities of such Group Company; or

(e) repurchase, redeem or retire any of the Group Companies’ equity securities other than pursuant to contractual rights to repurchase equity interests held by employees, directors or consultants of any Group Company upon termination of their employment or services or pursuant to the exercise of a contractual right of first refusal held by any Group Company.

4.2 In addition to any other vote or consent required in the applicable entity’s articles of association or by any applicable law, for so long as MyoKardia holds any Securities of the Company, no Group Company may take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Parent shall procure that no Group Company shall take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved by the a majority of the board of directors of the Company:

(a) incurrence by any such Group Company of Indebtedness for borrowed money or guarantees of such Indebtedness except for trade facilities obtained from banks or other financial institutions in the ordinary course of business;

(b) incurrence of any lien on all or any of the undertaking, assets or rights of any such Group Company except for the purpose of securing borrowings from banks or other financial institutions in the ordinary course of business;

(c) incurrence of any capital expenditure or other commitment that are not contemplated in the annual budget in excess of US$500,000 (or its equivalent in other currency or currencies) individually or US$1,000,000 (or its equivalent in other currency or currencies) in the aggregate during any financial year;

(d) entering into, amending, terminating, or otherwise modifying any agreement or transaction with any related party; provided, that such action shall be approved by a majority of the disinterested directors;

(e) entering into, amending, terminating, or otherwise modifying any material transaction with a transaction amount in excess of US$500,000 (or its equivalent in other currency or currencies);

(f) the appointment or removal of, the modification of responsibilities of, or approval of the remuneration package for, any executive officer or key personnel of any such Group Company;

(g) the adoption, amendment or termination of any other equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of such Group Companies;

(h) approval of or any material amendment to the business scope and/or operating plans of any such Group Company;

(i) the appointment or removal of the auditors for any Group Company;

(j) any material equity or asset acquisition with a transaction amount in excess of US$500,000 (or its equivalent in other currency or currencies);

(k) increase, reduce or cancel the authorized or issued share capital of any such Group Company, issue, allot, purchase or redeem any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants, grant, issue or reserve for issuance any options, warrants or rights which may require the issue of shares in the future (other than options granted pursuant to an equity incentive plan);

(l) any public offering of any equity securities of any such Group Company;

(m) any exclusive in-licensing or exclusive out-licensing of any trademarks, patents or other intellectual property owned by any such Group Company (other than in the ordinary course of business or customary for the trade licensing arrangements);

(n) any material change in the business activities and/or strategy of any such Group Company;

(o) initiating, defending or settling any legal proceedings (with the understanding that legal proceedings pertaining to a dispute with any then existing shareholder will only require the approval of a majority of the disinterested members of the board of directors of the Company); or

(p) delegating to any committee of the board of directors of any Group Company the authority to approve any of the foregoing or establishing any committee for such purpose.

5. Information Rights.

5.1 Prior to a Change of Control of MyoKardia and for so long as MyoKardia holds any Securities, the Parent shall deliver to MyoKardia the following documents or reports:

(a) promptly following delivery to the Board or any shareholder of the Parent, a consolidated income statement and statement of cash flows for each of the Parent and Group Companies for such fiscal year and a consolidated balance sheet for each of the Parent and Group Companies as of the end of the fiscal year, audited and certified by an Auditor (as defined in then-effective memorandum and articles of association of the Parent), all prepared in English and in accordance with the Accounting Standards (as defined in then-effective memorandum and articles of association of the Parent) consistently applied throughout the period;

(b) promptly following delivery to the Board or any shareholder of the Parent, a consolidated unaudited income statement and statement of cash flows for such quarter and a consolidated balance sheet for each of the Parent and Group Companies as of the end of such quarter, all prepared in English and in accordance with the Accounting Standards (as defined in then-effective memorandum and articles of association of the Parent) consistently applied throughout the period (except for customary year-end adjustments and except for the absence of notes);

(c) promptly following delivery to the Board or any shareholder of the Parent, annual consolidated management projections and an operating budget for the immediate following fiscal year; and

(d) copies of all documents or other information sent to all other shareholders of the Parent.

5.2 Following a Change of Control of MyoKardia and for so long as MyoKardia holds any Securities, the Parent shall furnish such financial information or reports of the Parent to MyoKardia upon MyoKardia’s reasonable requests and only to the extent required under applicable laws and regulations to discharge MyoKardia’s financial reporting obligations.

5.3 The Company shall use best efforts to (i) determine within 90 days of the end of each fiscal year whether the Company is a PFIC for U.S. federal income tax purposes and, in the event the Company determines that it is a PFIC, to provide to MyoKardia notice of such PFIC status and information as is necessary for MyoKardia to make or cause to be made and maintained a “qualified electing fund” election under Section 1295 of the Code for U.S. federal income tax purposes with respect to such PFIC and to comply with their reporting and tax payment obligations under the tax rules applicable to PFICs, and (ii) at the written request of MyoKardia, to provide information reasonably requested by MyoKardia to comply with its U.S. federal income tax reporting obligations.

6. Registration Rights. The registrations rights of MyoKardia with respect to the Ordinary Shares issuable or issued upon exercise of the Warrant and the rights and obligations of the Company with respect to registration of such Ordinary Shares are set forth in Exhibit A.

7. Restrictions on Transfer.

7.1 Generally.

(a) Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 7 only apply following a Change of Control of MyoKardia.

(b) MyoKardia (a “Transferor” for purposes of this Section 7) shall not directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way or otherwise grant any interest or right with respect to (a “Transfer” and “Transferee” shall have correlative meaning) any Ordinary Shares or Securities now or hereafter owned or held by the Transferor without the approval of the Board, provided, that MyoKardia may Transfer all or a portion its interests in any Ordinary Shares to an Affiliate of MyoKardia upon prior written notice to the Company of such proposed Transfer and MyoKardia may Transfer the Warrant in accordance with Section 8 of the Warrant so long as (i) in the Company’s reasonable determination, the transferee Affiliate does not and will not, directly or indirectly, compete against the Company and (ii) the transferee Affiliate agrees to become a party to, and be bound by, the restrictions on transfer set forth in this Agreement to the same extent as the transferor by executing and delivering a Deed of Adherence in form and substance acceptable to the Company. Any Transfer of Securities not made in compliance with this Agreement shall be null and void as against the Company, and shall not be recorded on the books of the Company.

7.2 Transfer Notice. Subject to Section 7.1, if any Transferor proposes to Transfer any Securities now or hereafter owned or held by the Transferor to one or more third parties (other than a permitted transfer to an Affiliate as contemplated by Section 7.1), then the Transferor shall give the Company and LianBio written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the Securities to be transferred (the “Offered Shares”), (ii) the identity and address of the proposed transferee (the “Proposed Transferee”), and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a definitive offer from the Proposed Transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

7.3 Right of First Refusal.

(a) LianBio’s Right of First Refusal. LianBio shall have an option for a period of thirty (30) Business Days following the receipt of the Transfer Notice (the “Option Period”) to elect to purchase its respective pro rata share of the Offered Shares at the same price and subject to substantially the same terms and conditions as described in the Transfer Notice. LianBio may exercise such purchase option and request to purchase all or any portion of the Offered Shares, by notifying the Transferor and the Company in writing, before expiration of the Option Period as to the number of such shares that it wishes to purchase (the “Participating Notice”).

(b) Payment.

(i) LianBio shall effect the purchase by check (if agreeable to the Transferor), or by wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased, at a place agreed to by the Transferor and at the time of the scheduled closing therefor, but if they cannot agree, then at the principal executive office of the Company on the 60th Business Day following LianBio’s receipt of the Transfer Notice, unless such notice contemplated a later closing date with the Proposed Transferee or unless the value of the purchase price has not yet been established, in which case the closing shall be on such later date or as provided in subsection (b) below. The Company will update its register of members upon the consummation of any such Transfer.

(ii) Valuation of Property.

(1) Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, LianBio shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

(2) If the Transferor and LianBio cannot agree on such cash value within ten (10) days after the expiration of the Option Period, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by agreement of the Transferor and LianBio or, if they cannot agree on an appraiser within the Option Period, the Transferor and LianBio shall select an appraiser of internationally recognized standing and such appraisers shall designate another appraiser of internationally recognized standing, whose appraisal shall be determinative of such value and shall be final and binding on the Transferor and LianBio.

(3) The cost of such appraisal shall be shared equally by the Transferor and LianBio.

(4) If the value of the purchase price offered by the proposed transferee is not determined within thirty (30) days following the Company’s receipt of the Transfer Notice from the Transferor, the closing of the purchase of Offered Shares by LianBio shall be held on or prior to the fifth (5th) Business Day after such valuation shall have been made pursuant to this subsection (ii).

7.4 Right of Co-Sale.

(a) To the extent LianBio does not exercise its respective rights of first refusal as to any of the Offered Shares proposed to be sold by the Transferor to the Proposed Transferee identified in the Transfer Notice pursuant to Section 7.3, the Transferor shall give notice thereof to the Company and LianBio (the “Co-Sale Notice”) (specifying in such Co-Sale Notice the number of remaining Offered Shares as well as the number of Shares that LianBio may participate with), and LianBio shall have the right to participate in such sale, to the Proposed Transferee identified in the Transfer Notice, of the remaining Offered Shares not purchased pursuant to Section 7.3, on the same terms and conditions as specified in the Transfer Notice (but in no event less favorable to the Transferor) by notifying the Transferor in writing within ten (10) Business Days following the date of the Co-Sale Notice (the “Co-Sale Right”); provided that LianBio shall not be required to give any representations and warranties with respect to the Company other than title to the Ordinary Shares to be sold by it. Such notice of LianBio to the Transferor shall indicate the number of the Ordinary Shares it wishes to sell under its Co-Sale Right.

(b) The maximum number of Ordinary Shares that LianBio may elect to sell shall be equal to the product of (x) the aggregate number of the Offered Shares identified in the Transfer Notice multiplied by (y) a fraction, the numerator of which is the number of Ordinary Shares (on a fully-diluted and as-converted basis) owned by LianBio on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (on a fully-diluted and as-converted basis) owned by the Transferor and LianBio exercising its Co-Sale Right hereunder.

(c) LianBio shall effect its participation in the sale by promptly executing and delivering an instrument of transfer to the Company in respect of the type and number of Ordinary Shares which LianBio elects to sell and notifying the Transferor of the same, before the applicable closing.

(d) The share certificate or certificates that LianBio delivers to the Company pursuant to this Section 7.4 shall be submitted to the Company for cancellation and the Company shall, upon the consummation of the sale of the Ordinary Shares and/or Securities pursuant to the terms and conditions specified in the Transfer Notice, issue a new certificate to LianBio for any remaining balance. The Transferor shall concurrently therewith remit to LianBio that portion of the sale proceeds to which LianBio is entitled due to its participation in such sale. The Company will update its register of shareholders upon the consummation of any such Transfer.

(e) To the extent that any Proposed Transferee prohibits the participation by LianBio exercising its Co-Sale Rights hereunder in a proposed Transfer or otherwise refuses to purchase the Ordinary Shares from LianBio exercising its Co-Sale Rights hereunder, the Transferor shall not sell to such Proposed Transferee any Ordinary Shares or Securities unless and until, simultaneously with such sale, the Transferor shall purchase from LianBio such Ordinary Shares that LianBio would otherwise be entitled to sell to the Proposed Transferee pursuant to its Co-Sale Rights for the same consideration and on the non-price terms and conditions no less favorable to the Transferor as the Proposed Transferee described in the Transfer Notice.

7.5 Non-Exercise of Rights.

(a) If LianBio does not elect to exercise its right of first refusal to purchase all of the Offered Shares in accordance with Section 7.3, then, subject to the right of LianBio to exercise its Co-Sale Right in the sale of Offered Shares within the time periods specified in Section 7.4 (if applicable), the Transferor shall have a period of ninety (90) days from the expiration of the Option Period in which to sell the remaining Offered Shares to the Proposed Transferee upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice, so long as any such sale is effected in accordance with all applicable laws. The Parties agree that each such Proposed Transferee, prior to and as a condition to the consummation of any sale, shall execute and deliver to the Parties documents and other instruments assuming the obligations of such Transferor under this Agreement, and the transfer shall not be effective and shall not be recognized by any Party until such documents and instruments are so executed and delivered.

(b) In the event the Transferor does not consummate the sale of such Offered Shares to the Proposed Transferee within such ninety (90) day period as provided in Section 7.5(a), the rights of LianBio under Section 7.3 and Section 7.4 shall be re-invoked and shall be applicable to each subsequent disposition of such Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

(c) The exercise or non-exercise of the rights of LianBio under Section 7.3 to purchase Ordinary Shares or Securities from a Transferor or participate in the sale of Ordinary Shares or Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Ordinary Shares or Securities or subsequently participate in sales of Ordinary Shares or Securities by the Transferor hereunder.

8. No Impairment. The Company will not, by amendment of its bylaws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of equity securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement and in the taking of all such action as may be necessary or appropriate to protect the rights of the Equity Holders against impairment.

9. Term of Agreement. This Agreement shall terminate and be of no further force or effect, when: (i) the parties hereto mutually agree to terminate, or (ii) MyoKardia ceases to hold any Securities; except that the provisions of Section 4, Section 5.1 and Section 7 shall terminate on the consummation of an Initial Offering.

10. Miscellaneous.

10.1 Addresses for Notices, etc. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier requiring signature upon delivery addressed (i) if to the Company, as set forth below the Company’s name on the signature page of this Agreement, (ii) if to the Parent, as set forth below the Parent’s name on the signature page of this Agreement, and (iii) if to MyoKardia, as set forth below MyoKardia’s name on the signature page of this Agreement, or to such other address as any party may have provided to the other parties hereto, respectively, in accordance with the terms of this Section 10.1.

10.2 Binding Effect; Assignment. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

10.3 Further Assurances. Upon the terms and subject to the conditions herein, each of the parties hereto agrees to use its best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and, to the extent reasonably requested by other party or parties, to enforce rights and obligations pursuant hereto.

10.4 Prior Agreements. This Agreement, together with the other Transaction Documents constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations among the parties with respect to the subject matter hereof.

10.5 Inconsistency and Control. In case of any conflict or inconsistency among any of the terms of this Agreement and any of the terms of any of the Charter Documents of the Company, or in case of any dispute related to any such Charter Document, the terms of this Agreement shall prevail as regards the parties hereto, the parties hereto shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Charter Documents, and the parties hereto shall exercise all voting and other rights and powers (including to procure any required alteration to such Charter Documents to resolve such conflict or inconsistency) to make the provisions of this Agreement effective, and not to take any actions that impair any provisions in this Agreement.

10.6 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction.

10.8 Dispute Resolution.

(a) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be settled by the parties hereto amicably through good faith discussions upon the written request of any party. In the event the Dispute is not resolved thereby within a period of thirty (30) days after such request has been given, such Dispute shall be referred to and conclusively determined by arbitration upon the demand of any party to the dispute with notice (the “Arbitration Notice”) to the other party or parties.

(b) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.

(c) The disputing Parties may jointly select one (1) arbitrator, or agree that the Chairman of HKIAC shall select the arbitrator. In the absence of such agreement, there shall be three (3) arbitrators, the claimant to the Dispute, or in the case of multiple claimants, all such claimants acting collectively (the “Claimant”) shall select one (1) arbitrator and the respondent to the Dispute, or in the case of more than one respondent, the respondents acting collectively (the “Respondent”) shall select one (1) arbitrator. All selections shall be made within thirty (30) days after the selecting party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and neither the Claimant nor the Respondent shall be limited in their selection to any prescribed list. The Chairman of HKIAC shall select the third arbitrator who will act as chair of the arbitration board. If any arbitrator to be appointed by a party has not been appointed and consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of HKIAC. The arbitral proceedings shall be conducted in English.

(d) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(e) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(f) During the course of the arbitral tribunal’s adjudication of the Dispute, the terms and provisions of this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

10.9 Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party. Without limiting the foregoing, the parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

10.10 Counterpart; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart. This Agreement may be executed and delivered by facsimile, or by e-mail in portable document format (.pdf) and delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.

10.11 Headings; Interpretation. In this Agreement, (i) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined, (ii) the captions and headings are used only for convenience and are not to be considered in construing or interpreting this Agreement, and (iii) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”.

10.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach, default, or noncompliance of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver or acquiescence of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LIANBIO

By:	/s/ Bing Li
Name:	Bing Li
Title:	Authorized Representative

LIAN CARDIOVASCULAR

By:	/s/ Bing Li
Name:	Bing Li
Title:	Authorized Representative

LianBio

c/o Ogier Global (Cayman) Limited

89 Nexus Way

Camana Bay

Grand Cayman

Cayman Islands KY1-9009

Attention: Bing Li, Chief Executive Officer

With copies to:

Ropes & Gray LLP

36F Park Place

1601 Nanjing Road West

Shanghai, China 200040

Attention: Eric Wu

Fax:

Email:

Lian Cardiovascular

c/o Ogier Global (Cayman) Limited

89 Nexus Way

Camana Bay

Grand Cayman

Cayman Islands KY1-9009

Attention: Bing Li, Chief Executive Officer

With copies to:

Ropes & Gray LLP

36F Park Place

1601 Nanjing Road West

Shanghai, China 200040

Attention: Eric Wu

Fax:

Email:

[Signature Page to Equity Holders Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MYOKARDIA, INC.

By:	/s/ Jacob Bauer
Name:	Jacob Bauer
Title:	Chief Business Officer

Address:

MyoKardia, Inc.

1000 Sierra Point Parkway

Brisbane, CA 94005

United States of America

Attention: Legal Department

Email:

With copies to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

United States of America

Attention: Mitchell Bloom

Email:

[Signature Page to Equity Holders Agreement]

Exhibit A

REGISTRATION RIGHTS

1.	General

1.1 Definitions. References to Sections are references to such Sections in this Exhibit A. For the purpose of this Exhibit A, capitalized terms used and not otherwise defined herein have the meaning ascribed to them below:

(i) “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, including, in the case of any Party, (i) any direct or indirect shareholder or member of such Party, (ii) any of such shareholder’s or member’s or the Party’s general partners or limited partners, (iii) the fund manager managing such shareholder or Party (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, (iv) trusts Controlled by or for the benefit of any such Party referred to in (i), (ii) or (iii), and (v) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by the Party or any of their affiliates.

(ii) “Applicable Securities Laws” means (i) with respect to any offering of securities in the United States, or any other act or omission within that jurisdiction, the securities Laws of the United States, including the Exchange Act and the Securities Act, and any applicable Law of any state of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the applicable Laws of that jurisdiction.

(iii) “Board” means the board of directors of the Company.

(iv) “Commission” means the United States Securities and Exchange Commission, or comparable regulatory authority in any other jurisdiction having oversight over the trading of the Company’s Equity Securities.

(v) “Company” means LianBio Cardiovascular, an exempted company organized under the laws of the Cayman Islands.

(vi) “Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

(vii) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any comparable law of any other jurisdiction in which the Company’s Shares are subject to regulation.

(viii) “Exempt Registration” has the meaning set forth in Section 3.5.

(ix) “Governmental Authority” means any government of any nation, federation, province, state or locality or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

(x) “Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

(xi) “Holder” means any person owning or having the right to acquire Registrable Securities or any permitted assignee thereof.

(xii) “Initial Offering” means the Company’s first underwritten public offering of its Ordinary Shares and listing on an internationally-recognized securities exchange.

(xiii) “Initiating Holders” means, with respect to a request duly made under Section 2 or Section 2.2 to Register any Registrable Securities, the Holders initiating such request.

(xiv) “Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

(xv) “Ordinary Share” means the ordinary share of the Company.

(xvi) “Ordinary Share Equivalents” means any Equity Security which is by its terms convertible into or exchangeable or exercisable for Ordinary Shares or other share capital of the Company, including without limitation, the Warrant.

(xvii) “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity

(xviii) “Registrable Securities” means the Ordinary Shares of the Company and any Ordinary Shares of the Company issuable or issued upon exercise of the Warrant.

(xix) “Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.

(xx) “Registration Statement” means a registration statement prepared on Form F-1, F-3, S-1, or S-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the US.

(xxi) “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act (or comparable law in a jurisdiction other than the United States).

(xxii) “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or comparable law in a jurisdiction other than the United States.

(xxiii) “Violation” has the meaning set forth in Section 5.1(i).

2.	Demand Registration.

2.1 Registration Other Than on Form F-3 or Form S-3. Subject to the terms of this Agreement, at any time or from time to time after the earlier of (i) the fifth (5th) anniversary of the Effective Date or (ii) the date that is six (6) months after the consummation of an Initial Offering,

Holders holding seventy-five percent (75%) of the voting power of the then outstanding Registrable Securities held by all Holders may request in writing that the Company effect a Registration on any internationally recognized exchange that is reasonably acceptable to such requesting Holder. Upon receipt of such a request, the Company shall (x) promptly give written notice of the proposed Registration to all other Holders and (y) as soon as practicable, use its commercially reasonable efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered or qualified for sale and distribution in such jurisdiction as the Initiating Holders may request. The Company shall be obligated to consummate no more than one (1) Registration pursuant to this Section 2 that have been declared and ordered effective.

2.2 Registration on Form F-3 or Form S-3. At any time after the Company has been subject to the requirements of Section 12 or 15(d) of the Exchange Act for a period of at least twelve (12) months, the Company shall use its reasonable best efforts to qualify for registration on Form F-3 or Form S-3. Subject to the terms of this Agreement, if the Company qualifies for registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), Holders of at least thirty percent (30%) of the Registrable Securities then outstanding may request the Company to file, in any jurisdiction in which the Company has had a registered underwritten public offering, a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or a delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act or any similar rule that may be adopted by the Commission. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdiction. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request Registration of Registrable Securities under this Section 2.2.

2.3 Right of Deferral.

(i) The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 2:

(1) if, within ten (10) days of the receipt of any request of the Holders to Register any Registrable Securities under Section 2 or Section 2.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement of Ordinary Shares within one hundred eighty (180) days of receipt of that request; provided, that the Company is actively employing in good faith its reasonable best efforts to cause that Registration Statement to become effective within one hundred eighty (180) days of receipt of that request; provided, further, that the Holders are entitled to join such Registration in accordance with Section 3 (other than an Exempt Registration);

(2) during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of any Registration Statement pertaining to Ordinary Shares of the Company other than an Exempt Registration; provided, that the Holders are entitled to join such Registration in accordance with Section 3;

(3) with respect to the registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), if such form is not available for such offering by the Holders, or if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$5,000,000; or

(4) in any jurisdiction in which the Company would be required to be qualified to do business or execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction.

(ii) If, after receiving a request from Holders pursuant to Section 2 or Section 2.2 hereof, the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company or its shareholders for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental, provided, that the Company may not utilize this right for more than one hundred eighty (180) days on any one occasion or more than once during any twelve (12) month period; provided, further, that the Company may not Register any other Equity Securities during such period (except for Exempt Registrations).

2.4 Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Section 2 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwritten offering, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Section 2 and Section 2.2. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering (unless otherwise mutually agreed by the Initiating Holders and such Holder) to the extent provided in this Section 2.4. All Holders proposing to distribute their Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwritten offering by the Company and reasonably acceptable to the holders of seventy-five percent (75%) of the voting power of all Registrable Securities proposed to be included in such Registration. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including without limitation the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten in a Registration pursuant to Section 2 or Section 2.2, the underwriters may exclude up to fifty percent (50%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities from the Registration and underwritten offering and so long as the number of shares to be included in the Registration on behalf of the Holders is allocated among all non-excluded Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such non-excluded Holders to be included; provided, that any Initiating Holder shall have the right to withdraw its request for Registration from the underwriting by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement, and such withdrawal request for Registration shall not be deemed to constitute one of the Registration rights granted pursuant to Section 2 or Section 2.2, as the case may be; provided, further, that if any Holder disapproves the terms of any underwriting, the Holder may also elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the Registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

3.	Piggyback Registrations.

3.1 Registration of the Company’s Securities. Subject to the terms of this Agreement, if the Company proposes to Register for its own account any of its Equity Securities, or for the account of any holder of Equity Securities any of such holder’s Equity Securities, in connection with the public offering of such securities (except for Exempt Registrations), the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within fifteen (15) days after delivery of such notice, the Company shall use its reasonable best efforts to include in such Registration any Registrable Securities thereby requested to be Registered by such Holder. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein.

3.2 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.

3.3 Underwriting Requirements.

(i) In connection with any offering involving an underwriting of the Company’s Equity Securities, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwritten offering and such Holder enters into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Company and setting forth such terms for the underwritten offering as have been agreed upon between the Company and the underwriters. In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may exclude up to fifty percent (50%) of the Registrable Securities requested to be Registered but in any case only after first excluding all other Equity Securities (except for securities sold for the account of the Company) from the Registration and underwriting (including all shares held by LianBio, MyoKardia and all other employees, directors, officers, etc.) and so long as the Registrable Securities to be included in such Registration on behalf of any non-excluded Holders are allocated among all non-excluded Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

(ii) If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwritten offering shall be withdrawn from the Registration.

3.4 No Limitation. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.

3.5 Exempt Registrations. The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company share plan or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the Laws of another jurisdiction, as applicable) (collectively, “Exempt Registrations”).

4.	Registration Procedures.

4.1 Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:

(i) Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective and effective for the period of distribution contemplated thereby;

(ii) Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep such Registration Statement effective for the period specified in Section 4.1(i) above and to comply with the provisions of Applicable Securities Laws with respect to the disposition of all Registrable Securities covered by the Registration Statement;

(iii) Furnish to the selling Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Laws, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities covered by the Registration Statement;

(iv) Use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the securities Laws of any jurisdiction, as reasonably requested by the Holders, provided, that the Company shall not be required to qualify to do business that it would not otherwise be required to qualify or file a general consent to service of process in any such jurisdictions;

(v) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering;

(vi) Promptly notify each selling Holder under the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Laws of (a) the issuance of any stop order by the Commission, or (b) the happening of any event or the existence of any condition as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or if in the opinion of counsel for the Company it is necessary to supplement or amend such prospectus to comply with Law, and at the request of any such selling Holder, promptly prepare and furnish to such selling Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and such prospectus, as supplemented or amended, shall comply with Law;

(vii) Furnish, at the request of any selling Holder, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (a) an opinion, dated the date of the sale, of the external counsel of reputable standing, representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (b) comfort letters dated as of (x) the effective date of the registration statement covering such Registrable Securities, and (y) the date of the sale as contemplated in Rule 159 under the Securities Act, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering;

(viii) Otherwise comply with all applicable Law and rules and regulations of the Commission to the extent applicable to the Registration Statement and use its reasonable best efforts to make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act, no later than forty-five (45) days after the end of a twelve (12) month period (or ninety (90) days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of such registration statement, which statement shall cover such twelve (12) month period, subject to any proper and necessary extensions;

(ix) Not, without the written consent of the holders of at least two-thirds (2/3rds) of voting power of the Registrable Securities covered by the Registration Statement, make any offer relating to the Equity Securities that would constitute a “free writing prospectus,” as defined in Rule 405 promulgated under the Exchange Act;

(x) Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration Statement; and

(xi) Take all necessary actions necessary to list the Registrable Securities on the primary exchange on which the Company’s securities are or will be listed or traded.

4.2 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such selling Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

4.3 Expenses of Registration. All expenses, other than the underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursement of one counsel for all selling Holders, shall be borne by the Company.

5.	Registration-Related Indemnification.

5.1 Company Indemnity.

(i) In the event of a Registration under this Agreement, to the maximum extent permitted by Law, the Company will indemnify and hold harmless each selling Holder, such Holder’s partners, officers, employees, directors, shareholders, members, and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such Holder, legal counsel or underwriter, against any losses, claims, damages or liabilities (joint or several) to which such Person may become subject under Applicable Securities Laws or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (a) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), (b) the omission or alleged omission to state in the Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws; provided, that the Company will not be liable in any such case if and to the extent any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Person in writing specifically for use in such Registration Statement (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto). The Company will reimburse, as incurred, each such Person for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or Action.

(ii) The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or Action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or Action to the extent that it arises solely out of or is solely based upon a Violation that occurs in reliance upon and in conformity with written information furnished for use in connection with such Registration by any such Holder, such Holder’s partners, officers, directors, and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter.

(iii) The indemnity agreement contained in this Section 5.1 shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party under this Section 5.1 and shall survive the transfer of securities by such Holder or any indemnified party.

5.2 Holder Indemnity.

(i) In the event of a Registration under this Agreement, to the maximum extent permitted by Law, each selling Holder that has included Registrable Securities in a Registration will, severally and not jointly, indemnify and hold harmless the Company, its directors and officers, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any such Person may become subject, under Applicable Securities Laws or otherwise, insofar as such losses, claims, damages or liabilities (or Actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs solely in reliance upon and in conformity with information furnished by such Holder in writing specifically for use in such Registration Statement (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto); and each such Holder will reimburse, as incurred, any Person intended to be indemnified pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or Action. No selling Holder’s liability under this Section 5.2 (when combined with any amounts paid by such Holder pursuant to Section 5.4) shall exceed the net proceeds received by such Holder from the offering of securities made in connection with that Registration.

(ii) The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or Action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed).

5.3 Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2 of notice of the commencement of any Action (including any governmental Action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5 except to the extent such failure is materially prejudicial to the indemnifying party’s ability to defend such Actions. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.4 Contribution. If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount (after combined with any amounts paid by such Holder pursuant to Section 5.2) in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to the applicable Registration Statement; and (B) no Person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation.

5.5 Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

5.6 Survival. The obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

6.	Additional Registration-Related Undertakings.

6.1 Reports under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Laws that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(ii) file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(iii) at any time following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public by the Company, promptly furnish to any Holder holding Registrable Securities, upon request (a) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (b) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as filed by the Company with the Commission, and (c) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed).

6.2 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the written consent of holders of at least seventy-five (75%) of the voting power of the then outstanding Registrable Securities held by all Holders (calculated on an as-converted to Ordinary Share basis), enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder (i) to include such Equity Securities in any Registration filed under Section 2 or Section 3, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such Equity Securities will not reduce the amount of the Registrable Securities of the Holders that are included, (ii) to demand Registration of their Equity Securities, or (iii) cause the Company to include such Equity Securities in any Registration filed under Section 2 or Section 3 hereof on a basis pari passu with or more favorable to such holder or prospective holder than is provided to the Holders of Registrable Securities.

6.3 “Market Stand-Off” Agreement. Each holder of Registrable Securities agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days from the date of such final prospectus or such longer period if required by the managing underwriter) (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities of the Company owned immediately prior to the date of the final prospectus relating to the Initial Offering (other than those included in such offering), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities of the Company or such other securities, in cash or otherwise; provided, that the lockup agreements shall permit a Holder to transfer their Registrable Securities to their respective Affiliates so long as the transferees enter into the same lockup agreement. MyoKardia agrees to execute and deliver to the underwriters a lock-up agreement containing substantially similar terms and conditions as those contained herein.

6.4 Termination of Registration Rights. The registration rights set forth in Section 2 and Section 3 of this Agreement shall terminate with respect to any Holder, the date on which such Holder may sell all of such Holder’s Registrable Securities under Rule 144 of the Securities Act in any ninety (90)-day period.

6.5 Exercise of Ordinary Share Equivalents. Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to Register Registrable Securities which, if constituting Ordinary Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Ordinary Shares as of the effective date of the applicable Registration Statement, but the Company shall cooperate and facilitate any such exercise, conversion or exchange as requested by the applicable Holder.

6.6 Intent. The terms of Sections 2 through 6 are drafted primarily in contemplation of an offering of securities in the United States of America. The parties recognize, however, the possibility that securities may be qualified or registered for offering to the public in a jurisdiction other than the United States of America where registration rights have significance or that the Company might effect an offering in the United States of America in the form of American Depositary Receipts or American Depositary Shares. Accordingly:

(i) it is their intention that, whenever this Agreement refers to a Law, form, process or institution of the United States of America but the parties wish to effectuate qualification or registration in a different jurisdiction where registration rights have significance, reference in this Agreement to the Laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable Laws or institutions of the jurisdiction in question; and

(ii) it is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Ordinary Shares unless arrangements have been made reasonably satisfactory to the Requisite Holders to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Ordinary Shares in lieu of such derivative securities.

Exhibit B

FORM OF DEED OF ADHERENCE